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                                                                    EXHIBIT 99.1

                             [RENAL CARE GROUP LOGO]

                                  NEWS RELEASE

CONTACT:    TERRY L. PROVEAUX
            DIRECTOR OF INVESTOR RELATIONS
            (615) 345-5577

                    RENAL CARE GROUP COMPLETES ACQUISITION OF
                         NATIONAL NEPHROLOGY ASSOCIATES

                  ---------------------------------------------

                     FIRST QUARTER EARNINGS CONFERENCE CALL
                      TO BE BROADCAST LIVE ON THE INTERNET

Nashville, Tennessee, April 2, 2004 -- Renal Care Group, Inc. (NYSE:RCI) today announced the completion of its acquisition of National Nephrology Associates, Inc. (NNA). As a result of the transaction, Renal Care Group assumed NNA's 9% Senior Subordinated Notes due 2011. With the acquisition of NNA, Renal Care Group adds approximately 5,600 patients and 87 outpatient dialysis facilities in 15 states, as well as acute care contracts with approximately 55 hospitals.

         Renal Care Group also announced that it will provide a live broadcast of its first quarter 2004 earnings conference call on Wednesday, April 28, 2004, at 11:00 am Eastern time. The Company's financial results for the first quarter ended March 31, 2004, will be released after the close of the market on Tuesday, April 27, 2004. During the first quarter conference call, Renal Care Group's management team will discuss further details related to the acquisition of National Nephrology Associates.

         A 30-day online replay will be available approximately two hours following the conclusion of the live broadcast. To access the broadcast, listeners can visit the Company's web site at www.renalcaregroup.com or go to www.fulldisclosure.com.

         Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. With the completion of the NNA acquisition, the Company treats over 28,000 patients in more than 380 owned outpatient dialysis facilities, in addition to providing acute dialysis services at 180 hospitals. Over 8,000 associates provide services across the Company's 30-state network. More information about Renal Care Group, Inc. may be found at www.renalcaregroup.com

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